VERA BRADLEY PROVIDES BUSINESS UPDATE RELATED TO COVID-19

FORT WAYNE, Ind., March 20, 2020 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced a business update related to COVID-19.

"The physical health and financial well-being of our Associates and customers are our top priorities,” noted Rob Wallstrom, Chief Executive Officer of Vera Bradley. “With this in mind, and as result of the rapidly intensifying COVID-19 pandemic, we have taken several actions.”

Effective at the end of day on March 18, 2020, all of Vera Bradley’s Full Line and Factory stores have been temporarily closed through April 2, 2020. Store Associates will be compensated through that date. Vera Bradley continues to serve its customers through its digital flagship, verabradley.com. The Company also postponed its Annual Outlet Sale, traditionally held in April in its hometown of Fort Wayne, to next year.

Wallstrom added, “Our balance sheet is solid. At February 1, 2020, we had cash, cash equivalents, and investments of $73.8 million and no debt. However, as a precaution against the uncertainties ahead, we have drawn $60 million of our $75 million asset-based revolving credit agreement to increase our cash position and provide additional flexibility.”

The Company is also prudently addressing its day-to-day operations, including reducing expenses, inventory levels, and capital spending.

The Board of Directors approved temporarily suspending its share repurchase program.

On March 11, 2020, the Company provided its outlook for fiscal 2021 (fiscal year ending January 30, 2021). Even though the Company’s guidance excluded any impact of COVID-19, given the uncertainty of the global and retail environment and the duration of the crisis, the Company is withdrawing its previous guidance.

Wallstrom concluded, “At Vera Bradley, empathy and kindness are two of the core values that inform every decision we make as a Company. We strive to act with compassion in our hearts and care for everyone we meet. We consider our customers, coworkers, and communities to be family. We are working hard to take care of our family. Our thoughts and prayers go out to everyone who has been affected by this situation.”

About Vera Bradley

Vera Bradley is a leading designer of women’s handbags, luggage and travel items, fashion and home accessories, and unique gifts.  Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s innovative designs, iconic patterns, and brilliant colors continue to inspire and connect women unlike any other brand in the global marketplace. Vera Bradley offers a multi-channel sales model as well as a focus on service and a high level of customer engagement.  The Company’s commitment to bringing more beauty into women’s lives includes its dedication to breast cancer research through the Vera Bradley Foundation for Breast Cancer.

In July 2019, Vera Bradley acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Pura Vida, based in La Jolla, California, is a rapidly growing, digitally native, and highly engaging lifestyle brand that deeply resonates with its loyal consumer following. The Pura Vida brand has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

The Company has three reportable segments in which it sells its products: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley full-line and factory outlet stores in the United States, verabradley.com, the Vera Bradley online outlet site, and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 2,200 specialty retail locations, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida websites, www.puravidabracelets.com and www.puravidabracelets.eu, and through the distribution of its products to wholesale retailers.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement Vision 20/20; possible inability to successfully implement our long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our single distribution facility; or business disruption caused by COVID-19. Risks, uncertainties, and assumptions also include the possibility that Pura Vida acquisition benefits may not materialize as expected; that Pura Vida’s business may not perform as expected; and that the Company is unable to successfully implement integration strategies related to the acquisition. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 2, 2019. We undertake no obligation to publicly update or revise any forward-looking statement.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

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